Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT AND
COMPENSATION PACKAGE

This Agreement is between American Surgical Holdings, Inc., of 10039 Bissonnet Suite 250, Houston, Texas, 77036, hereby referred to as "Company", and Zak W. Elgamal of 15231 Black Falls Lane, Sugar Land, Texas 77498-1286, hereby referred to as "Executive".

SECTION ONE

Executive agrees to provide his services, and perform the duties of President of the Company, and President of its subsidiary, American Surgical Assistants, Inc. under the following terms and conditions.

Section One: A. Term of Agreement:

Subject to the provisions of termination set forth below or otherwise as mutually agreed upon in writing by both parties, this Agreement shall replace any existing Agreement and shall become effective on January 1, 2009; for an initial term of Ten years. This Agreement shall be renewed automatically for equal periods, on the day of the tenth anniversary of the original effective date of this Agreement unless either party notifies the other of its intent to terminate this Agreement, in writing, such notice is due no later than Ninety days prior to the maturity date of its original term.

Section One: B. Termination:
Unless terminated for non-renewal as per “Section One: A" above, if this Agreement is terminated for any reason, with cause or without cause, the Executive shall receive a severance pay equal to $3,000,000 upon termination. For the purposes of this Agreement, Cause is hereby defined as the conviction of the Executive of a federal felony.

Section One: C. Compensation:
Under the terms of this Agreement the Executive shall be compensated according to the following wages and compensation package:

1. An annual base salary of Five Hundred and Sixty Four Thousand and Four Hundred Dollars ($564,400.00) payable in twenty six equal bi-weekly payments of $21,707.69 per calendar year. In addition; the executive is to receive a bi-annual raise equal to 5% (Five percent) starting on the first year's anniversary of this Agreement.

2. A monthly expense account in the amount of $11,000.00 (Eleven Thousand Dollars) per month for the term of this Agreement and for any renewals thereof, payable to the executive or his assignees, with an increase equal to 5% (Five percent) per annum starting on the first year's anniversary of this Agreement.

3. The Company, at its expense, will continue to provide the Executive and his dependants with health and dental insurance, Life insurance with a minimum face value of One Million Dollars, and disability insurance of $10,000 per month for a period of five years following any disability that lasts more than ninety days, or at coverage limits that is acceptable to the Executive with mutual written agreement.

4. The Executive is entitled to an annual bonus equal to 2% (Two percent) of the increase in gross revenue, year-over-year of the company, as reported in Form 10K filed by the company inclusive of all revenue for its subsidiaries for the prior year. Such bonus is to be calculated and paid quarterly to the executive during the current year for the increase year-over-year of the annualized revenue of the previous year.

5. The Executive shall receive the option to purchase a number of shares equal to 5% (Five percent) of any shares issued by the Company during the term of this Agreement or any renewals thereof at a price equal to 25% (Twenty five percent) of the average closing price of the shares of the Company for the last five days prior to the issuance of such shares.

6. In addition, the Executive may, from time to time, receive additional bonuses, options, and benefits or other forms of compensation as approved by the Board of Directors of the Company or issued through resolutions of the Board of Directors. All resolutions issuing options to the Executive prior to the execution of this Agreement shall remain in full force under the conditions of such resolutions as passed by the Board of Directors.

7. Both parties agree that each party is responsible for all tax consequences of this Agreement as per IRS Section 409 A, where applicable.

Section One: D. Confidentiality and Non-Competition

The Executive agrees that during the term of this Agreement and the following two years after termination thereof, not to reveal to, discuss with or divulge to any person or persons or entities any proprietary documents, copies of documents, trade secrets, information regarding the Company and/or it’s patients or clients. This covenant shall remain in force for the duration of this Agreement and shall remain in full force for a period of Two Years from date of termination of Agreement or any renewals thereof. The Executive acknowledges his familiarity with all Health Information Portability and Accountability Act, HIPAA.

SECTION TWO

All rights, powers and remedies granted under any term of this Agreement are in addition to, and not in limitation of any rights, powers, or remedies, which are granted under any other terms of this Agreement, at common law, in equity, by statute, or otherwise, and all may be exercised separately or concurrently, in such order and as often as deemed necessary by either party. No delay or omission by either party to exercise any right, power, or remedy, shall impair such right, power, or remedy, or be construed as waiver of any breach or default hereunder and shall not constitute any waiver of any future or subsequent breach or default.

SECTION THREE

This Agreement constitutes the entirety of the Agreement between the parties with respect to the subject matter thereof. This Agreement supersedes any verbal or written Agreements prior to the date of its execution. This Agreement supersedes any verbal or written Agreements prior to the date of this Agreement unless so stated in this Agreement. Any provision of this Agreement that is held to be unenforceable for any reason shall not in any way, shape, or manner, affect the validity of the remainder of this Agreement. Amendments and appendices or modifications to any of the terms of this Agreement shall not be valid unless executed in writing and signed by both parties.

SECTION FOUR

The laws of the State of Texas are the laws governing this Agreement and all related matters.

The signatory hereto does hereby represent individually and on behalf of the respective party whose name this Agreement is being executed for whom the signatory hereto states that he/she is a duly authorized agent of such party and is authorized to execute the Agreement on its behalf,

All correspondence regarding any matter related to this Agreement shall be sent by means of certified mail to the following addresses:

The Mailing Address of the Company is:

    American Surgical Holdings, Inc.
    10039 Bissonnet Street, Suite 250
    Houston, Harris County, Texas 77036-7852

The Mailing Address of the Executive is:

    15231 Black Falls Lane,
    Sugar Land, Fort Bend County, Texas 77498

For The Company:	The Executive

Zak W Elgamal & Jaime A Olmo Jr.	Zak W Elgamal
/s/Zak W Elgamal /s/ Jaime A Olmo Jr.	/s/Zak W Elgamal

Ratified and Approved by the Board of Directors on: June 18, 2009

Chief Financial
Officer and
Secretary

/s/ James Longaker

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